The Goodyear Tire & Rubber Company
DEALER MANAGER AGREEMENT
November 6, 2007
Goldman, Sachs & Co.,
As Dealer Manager,
85 Broad Street
New York, New York 10004
Ladies and Gentlemen:
          The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), plans to commence an offer (the “Exchange Offer”) to exchange shares of the Company’s common stock (“Common Stock”) plus a cash payment (the “Cash Payment”) (plus accrued and unpaid interest to, but excluding, the Settlement Date (as defined below)) for any and all of the Company’s outstanding 4% Convertible Senior Notes due June 15, 2034 issued in the original aggregate principal amount of $350 million (the “Convertible Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer Material (as defined below), which the Company has caused to be prepared and furnished to you on or prior to the date hereof for use in connection with the Exchange Offer. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4, including a prospectus, relating to the Exchange Offer. The registration statement, as originally filed with the Commission and including any and all supplements and amendments thereto prior to the time it is declared effective (the “Effective Date”) under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement.” The prospectus included in the Registration Statement is hereinafter referred to as the “Prospectus.” Any reference herein to the Registration Statement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 11 of Form S-4 which were filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), on or before the Effective Date of the Registration Statement; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing of any document under the 1934 Act after the Effective Date of the Registration Statement deemed to be incorporated in the

Registration Statement or the Prospectus by reference. The tender offer statement filed with the Commission on Schedule TO with respect to the Exchange Offer is hereinafter referred to as the “Schedule TO”. The Registration Statement and the Prospectus, the accompanying Letter of Transmittal, the Schedule TO, any offering documents or materials filed or to be filed on behalf of the Company in connection with the Exchange Offer with the Commission and any other documents, materials or filings relating to the Exchange Offer to be used or made available by the Company in connection with the Exchange Offer, including, but not limited to, any press releases or newspaper advertisements relating to the Exchange Offer, or any materials hereafter incorporated by reference therein, to be distributed to holders of the Convertible Notes, and in each case as amended or supplemented from time to time, are referred to herein collectively as the “Exchange Offer Material.”
          The Convertible Notes were issued pursuant to an indenture dated as of July 2, 2004 (the “Indenture”), among the Company (as issuer) and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Exchange Offer will be in accordance with the terms of the Convertible Notes and the Indenture and upon the terms and subject to the conditions set forth in the Exchange Offer Material.
          1.   Appointment of Dealer Manager
          The Company hereby appoints you as dealer manager in connection with the Exchange Offer (the “Dealer Manager”) and authorizes you to act on its behalf in accordance with this Agreement and the terms of the Exchange Offer Material, which Exchange Offer Material has been prepared or approved by the Company and has been or will be filed with the Commission pursuant to the requirements of the Securities Act and the 1934 Act, and authorizes you and any other securities dealer or any commercial bank or trust company to use the Exchange Offer Material in connection with the Dealer Manager’s solicitation that Convertible Notes be surrendered for exchange pursuant to the terms of the Exchange Offer. You agree to furnish no written material to holders in connection with the Exchange Offer other than the Exchange Offer Material.
          2.   Solicitation
(a)	You agree to use your customary reasonable efforts to solicit Convertible Notes to be surrendered for exchange pursuant to the terms of the Exchange Offer and perform other services in connection with the Exchange Offer as are customarily performed by dealer managers in connection with exchange offers similar to the Exchange Offer, and as may be appropriate under the circumstances. In soliciting tenders, no securities broker or dealer (other than yourselves), commercial bank or trust company shall be deemed to act as your agent or the agent of the Company, and you, as Dealer Manager, shall not be deemed the agent of any other securities broker or dealer or of any commercial bank or trust company. In soliciting or obtaining tenders of Convertible Notes, you shall not be and shall not be deemed for any purpose to act as a partner or joint venturer of or a member of a syndicate or group with the Company or any of its affiliates in connection with the Exchange Offer, any exchange of the Convertible Notes, or otherwise, and neither the Company nor any of its affiliates shall be deemed to act as your agent. The Company shall have sole authority for the acceptance or rejection of any and all tenders of Convertible Notes. The Company acknowledges that you and your affiliates own Convertible Notes as of the date hereof. The Company also acknowledges and agrees that, notwithstanding your engagement as Dealer Manager pursuant to this Agreement, you and your affiliates may continue to manage such investments and take such other actions as you and your affiliates deem appropriate in your or their own economic interests, as the case may be, including, without limitation, looking to your or their own interests and objectives in determining whether to tender Convertible Notes pursuant to the Exchange Offer and, if applicable, to subsequently sell any or all of the Common Stock received in the Exchange Offer. The Company further understands that, in the event that you or your affiliates tender Convertible Notes, you or such affiliates will realize your or their proportionate share of the Common Stock, the Cash Payment and accrued and unpaid interest pursuant to the Exchange Offer. The Company hereby agrees not to claim that you have a conflict of interest by virtue of such ownership of Convertible Notes or that you or your affiliates, in your or their capacity as holders of Convertible Notes, as the case may be, must act in a particular manner with respect to determining whether to tender Convertible Notes pursuant to the Exchange Offer as a result of your engagement hereunder as Dealer Manager.

(b)	The Company agrees to furnish to you as many copies as you may reasonably request of the Exchange Offer Material in final form for use by you in connection with the Exchange Offer. The Company shall not use, file, amend, supplement or refer to you in the Exchange Offer Material without first submitting copies of such Exchange Offer Material to you a reasonable time prior to using, filing, amending or supplementing such Exchange Offer Material and giving reasonable consideration to you and your counsel’s comments.

(c)	The Company agrees to advise you promptly of (i) the occurrence of any event which could cause the Company to withdraw, rescind, terminate or modify the Exchange Offer, (ii) any proposal or requirement to amend or supplement any Exchange Offer Material, (iii) the time when the Registration Statement, or any amendment thereto, has been filed or becomes effective, or any amendment or supplement to the Prospectus, the Schedule TO or any amended or additional Exchange Offer Material shall have been filed, (iv) of the receipt of any comments from the Commission, of any request of the Commission for amendment of the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus, the Schedule TO or the other Exchange Offer Material or any document incorporated by reference therein or otherwise deemed to be a part thereof or for any additional information, (v) any litigation or administrative action or claim with respect to the Exchange Offer, and (vi) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or any order preventing or suspending the use of any Prospectus or any of the other Exchange Offer Material, or of the institution of any proceedings for that purpose or pursuant to Section 8A of the Securities Act. The Company will use its best efforts to prevent the issuance of any such order and to obtain as soon as possible the lifting thereof, if issued.

(d)	The Company agrees to furnish to you, to the extent the same is available to the Company, cards or lists or copies thereof showing the names and addresses of, and principal amounts of Convertible Notes held by, the holders of Convertible Notes as of a recent date. You agree to use such information only in connection with the Exchange Offer and not to furnish such information to any other person except in connection with the Exchange Offer.

(e)	The Company has appointed and authorizes you to communicate with Wells Fargo Bank, N.A., in its capacity as exchange agent (the “Exchange Agent”), in connection with the Exchange Offer. The Company shall arrange for the Exchange Agent (i) orally to inform you during each business day as to such matters relating to the Exchange Offer as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request and (ii) without limiting the foregoing, to promptly notify you during the period of the Exchange Offer of all transfers of Convertible Notes of which the Exchange Agent is aware, such notification consisting of the name and address of the tranferor and transferee of any Convertible Notes and the date of such transfer, to the extent such information is known to the Exchange Agent.
          3.   Compensation and Expenses
(a)	The Company will pay to you, as compensation for your services to the Company hereunder, a fee of $875,000. Such fee will be payable on the date on which the Company issues the Common Stock and pays the Cash Payment and accrued and unpaid interest pursuant to the Exchange Offer (the “Settlement Date”). Such compensation shall be paid to you if and only if the Exchange Offer is completed.

(b)	Whether or not any Convertible Notes are converted pursuant to the Exchange Offer, the Company shall pay all expenses of the preparation, printing, filing, mailing and publishing of the Exchange Offer Material, all fees payable to securities dealers (including yourself), commercial banks, trust companies and nominees as reimbursement of their customary mailing and handling expenses incurred in forwarding the Exchange Offer Material to their customers, all accounting fees of the Company, all fees and expenses of the Exchange Agent and the Trustee and all other fees and expenses incurred by the Company or any of its affiliates in connection with the Exchange Offer, all expenses incident to the preparation, issuance and delivery of the Common Stock, any qualification of the Common Stock under state securities or “blue sky” laws in accordance with the provisions of

Section 5(a) hereof, including the reasonable fees and disbursements of your counsel, all filing fees and expenses, if any, incurred with respect to any filing with the National Association of Securities Dealers, Inc. made in connection with the offering of the Common Stock, all fees and expenses in connection with the preparation and filing of the Registration Statement and all costs and expenses incident to listing the Common Stock on the New York Stock Exchange and any other national securities exchanges and foreign stock exchanges, all pre-approved advertising charges, any applicable transfer taxes payable in connection with the Exchange Offer and all other expenses in connection with the Exchange Offer and shall reimburse you for all expenses reasonably incurred by you in connection with your services under this Agreement, including, without limitation, the reasonable fees and the disbursements of your counsel.
          4.   Representations and Warranties and Certain Agreements
          The Company represents and warrants to, and agrees with, you that:
(a)	Each of the Company and its subsidiaries listed on Schedule I hereto has been duly organized and is validly existing and in good standing under the laws of their respective jurisdictions of organization, with all requisite power and authority (corporate and other) necessary to own its properties and conduct its business as described in the Registration Statement and the Prospectus, and has been duly qualified as a foreign corporation or limited liability company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no liability or disability that is material to the Company and its subsidiaries taken as a whole by reason of the failure to be so qualified or in good standing in any such jurisdiction. As used in this Agreement, a “subsidiary” of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by: (i) such person, (ii) such person and one or more subsidiaries of such person or (iii) one or more subsidiaries of such person.

(b)	The Company has an authorized capitalization as set forth in the Registration Statement and the Prospectus and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the Common Stock to be issued in exchange for Convertible Notes pursuant to the Exchange Offer has been duly authorized and when issued and paid for as contemplated herein will be validly issued, fully paid and non-assessable, and no preemptive rights of stockholders exist with respect to any of the Common Stock or the issue thereof; the Common Stock will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus; neither the filing of the Registration Statement nor the issuance of the Common Stock as contemplated by Exchange Offer Materials gives rise to any rights, other than those which have been waived or satisfied for or relating to the registration of any shares of Common Stock; and all of the issued shares of capital stock or other equity interests of each Significant Subsidiary (for purposes of this Section, as defined in Rule 1-02 of Regulation S-X under the 1934 Act) of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares and except as otherwise set forth in the Registration Statement and the Prospectus) the capital stock or other equity interests of each Significant Subsidiary is owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, other than those which are “Permitted Liens” as defined in the Indenture dated November 21, 2006 among the Company, the subsidiaries party thereto and Wells Fargo Bank, N.A., as trustee. Except as described in the Registration Statement and the Prospectus, there are no outstanding subscriptions, rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity or other ownership interest in the Company or any of its Significant Subsidiaries.

(c)	The Commission has not issued an order preventing or suspending the use of the Prospectus relating to the Exchange Offer, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act has been instituted or, to the Company’s knowledge, threatened by the Commission. The Registration Statement, as of the Effective Date and at the date hereof and the Settlement Date, and the Prospectus, as of its date and at the date hereof and the Settlement Date, complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder. The documents incorporated by reference in the Prospectus, at the time filed with the Commission conformed in all material respects to the requirements of the 1934 Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder. The Registration Statement and any amendment thereto as of the Effective Date and at the date hereof and the Settlement Date, did not contain, and will not contain, any untrue statement of a material fact and did not omit, and will not omit, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus (and the other Exchange Offer Material (other than the Registration Statement)) and any amendments and supplements thereto as of its date and at the date hereof and the Settlement Date, did not contain, and will not contain, any untrue statement of a material fact and did not omit, and will not omit, to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)	The financial statements and the related notes thereto included or incorporated by reference in the Exchange Offer Material present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified, in each case, on a consolidated basis; such financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the Exchange Offer Material has been derived from the accounting records of the

Company and its subsidiaries and presents fairly in all material respects the information shown thereby.

(e)	PricewaterhouseCoopers LLP, who have certified certain consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Exchange Offer Material are an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the Securities Act and the rules and regulations of the Commission thereunder and the rules and regulations of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

(f)	Other than as set forth in the Registration Statement and the Prospectus, since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(g)	Except as would not reasonably be expected to have a material adverse effect on the business, properties, financial position or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), the Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)	The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the 1934 Act) that comply with the requirements of the 1934 Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

(i)	Except as set forth in the Registration Statement and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject, which would be required to be disclosed pursuant to Item 103 of Regulation S-K under the 1934 Act in the Company’s Annual Report on Form 10-K if such report were filed on the date hereof; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(j)	The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except (i) such as are described in the Registration Statement and the Prospectus, (ii) such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries, (iii) such as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iv) Permitted Liens; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries taken as a whole in any material respect.

(k)	The Company and its subsidiaries have paid all federal, state, local and foreign taxes (except for such taxes that are not yet delinquent or that are being contested in good faith and by proper proceedings) and filed all tax returns required to be paid or filed through the date hereof, except in each case where the failure to pay or file would not reasonably be expected to have a Material Adverse Effect; and except as otherwise disclosed in the

Registration Statement and the Prospectus or as would not reasonably be expected to have a Material Adverse Effect, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

(l)	Neither the Company nor any of the subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement, any loss or interference with its business that is material to the Company and the subsidiaries taken as a whole from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, except as set forth or contemplated in the Registration Statement and the Prospectus; and, since the date as of which information is given in the Registration Statement, there has not been any change in the capital stock (other than issuances pursuant to equity incentive plans) or increase in long-term debt of the Company or any of the subsidiaries that is material to the Company and its subsidiaries taken as a whole, or any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in or affecting the business, properties, financial position or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth or contemplated in the Registration Statement and the Prospectus.

(m)	Since the date of the latest audited financial statements of the Company included or incorporated by reference in the Registration Statement, neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries, taken as a whole, or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries, taken as a whole, other than as set forth in the Registration Statement and the Prospectus.

(n)	Neither the Company nor any of its subsidiaries is (i) in violation of its organizational documents, (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii), for any default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)	The Exchange Offer, the exchange of Convertible Notes for Common Stock, the payment of the Cash Payment and accrued and unpaid interest pursuant to the Exchange Offer and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in, this Agreement, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Articles of Incorporation of the Company or (iii) result in any violation of any law or statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (i) and (iii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the commencement and consummation by the Company of the Exchange Offer, the issuance of the Common Stock, the payment of the Cash Payment and accrued and unpaid interest pursuant to the Exchange Offer and the other transactions by the Company contemplated in the Exchange Offer Material and this Agreement, except (i) such as have been obtained or made by the Company and, to the extent required, are in full force and effect under the Securities Act, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws and (iii) as of the date hereof only, those required to be obtained or made under federal securities laws subsequent to the commencement of the Exchange Offer.

(p)	The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Exchange Offer and to consummate the Exchange Offer in accordance with its terms.

(q)	The Exchange Offer and all other actions by the Company contemplated in the Exchange Offer Material and this Agreement have been duly and validly authorized by all necessary corporate action by the Company and no other corporate proceedings by the Company are necessary to authorize any such actions.

(r)	This Agreement has been duly authorized, executed and delivered by the Company.

(s)	The Company and its subsidiaries own, license or otherwise possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own, license or otherwise possess such rights would not reasonably be expected to have a Material Adverse Effect; and the conduct of their respective businesses will not conflict in any respect with any such rights of others, and the Company and, to the best of the Company’s knowledge, its subsidiaries, have not received written notice of any claim of infringement of or conflict with any such rights of others, except in each case such conflicts or infringements that, if adversely determined against the Company or any of its subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

(t)	The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Registration Statement and the Prospectus or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(u)	The statements set forth in the Registration Statement and the Prospectus under the caption “Description of Our Common Stock” and “Description of the Convertible Notes”, insofar as they purport to constitute a summary of the Common Stock and the Convertible Notes, respectively, and under the caption “Certain United States Federal Income Tax Considerations”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects.

(v)	Prior to the date hereof, neither the Company nor any of its affiliates (as defined in Rule 144 under the Securities Act) has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Common Stock.

(w)	Neither the Company nor any subsidiary of the Company is, and after giving effect to the Exchange Offer, none of them will be an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended (the “1940 Act”).

(x)	Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are customary among companies of established reputation engaged in the same or similar businesses and operating in the same or similar locations; and neither the Company nor, to the best of the Company’s knowledge, any of the its subsidiaries, has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business, except, in the case of clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

(y)	Except as would not reasonably be expected to have a Material Adverse Effect, each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates is in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, except as set forth in the Registration Statement and the Prospectus, the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions, and no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived.

(z)	The Company and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in any such case for any such failure to comply with, or failure to receive required permits, licenses or approvals, or liability, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa)	The Common Stock has been approved for listing subject to notice of issuance on the New York Stock Exchange.

(bb)	Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company and its subsidiaries, no director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(cc)	Except as described in the Registration Statement and the Prospectus, no labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened, in each case that would be reasonably expected to have a Material Adverse Effect.

(dd)	A complete and correct copy of the Exchange Offer Material has been furnished to you or will be furnished to you no later than the date of commencement of the Exchange Offer (the “Commencement Date”).

(ee)	The Company has filed and will continue to file with the Commission pursuant to Rule 13e-4(c)(1) of the 1934 Act (or Rule 425 of the Securities Act) all written communications made by the Company or any affiliate of the Company in connection with or relating to the Exchange Offer that are required to be filed with the Commission, in each case on the date of their first use.

(ff)	The Company will, on the Settlement Date, have sufficient, available funds and will be authorized to use such funds under applicable law to pay the Cash Payment and accrued and unpaid interest pursuant to the Exchange Offer on the Settlement Date and the Company agrees to pay promptly, in accordance with the terms and subject to the conditions of the Exchange Offer, such Cash Payment and accrued and unpaid interest.
          5.   Covenants
          The Company covenants and agrees with you that:
(a)	The Company will promptly from time to time take such action as the Dealer Manager may reasonably request to qualify the Common Stock for offering and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the Exchange Offer, provided that in connection therewith the Company shall not be required (i) to qualify as a foreign corporation, (ii) to file a general consent to service of process in any jurisdiction or (iii) to take any action that would subject itself to taxation in any jurisdiction if it is not otherwise so subject.

(b)	The Company will comply with the Securities Act, and the rules and regulations of the Commission thereunder, and the 1934 Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the Exchange Offer as contemplated in this Agreement and the Exchange Offer Material. If during the period in which a prospectus is required by law to be delivered in connection with the exchange of Convertible Notes for Common Stock, any event shall occur as a result of which, in the judgment of the Company or in the reasonable opinion of the Dealer Manager, it becomes necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is delivered to a holder of Convertible Notes, not misleading, or, if it is necessary at any time to amend or supplement the Prospectus to comply with any law, the Company promptly will either (i) prepare and file with the Commission an appropriate amendment to the Registration Statement or supplement to the Prospectus or (ii) prepare and file with the Commission an appropriate filing under the 1934 Act which shall be incorporated by reference in the Prospectus so that the Prospectus as so amended or supplemented will not, in the light of the circumstances when it is so delivered, be misleading, or so that the Prospectus will comply with the law.

(c)	The Company shall not be or become, at any time prior to the expiration of two years after the Settlement Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the 1940 Act.

(d)	The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock.

(e)	The Company shall provide to you promptly any other information relating to the Exchange Offer that you may from time to time reasonably request, and to advise you promptly if any information previously provided becomes inaccurate in any material respect or is required to be updated.

(f)	The Company shall use its best efforts to cause the Registration Statement and any post-effective amendments to the Registration Statement to promptly become effective; and the Company will prepare and file, as required, any and all necessary amendments and supplements to any of the Exchange Offer Material and, if required by the Securities Act or the 1934 Act, will use its best efforts to cause such Exchange Offer Material to promptly become effective.

(g)	The Company will accept Convertible Notes tendered for exchange in accordance with the terms and subject to the conditions of the Exchange Offer and each Convertible Note accepted by the Company pursuant to the Exchange Offer will be delivered by the Company to the Trustee to be cancelled and retired as provided by the Indenture.

(h)	On or prior to the Settlement Date, the Company shall use commercially reasonable efforts to cause the Exchange Agent to make appropriate arrangements, to the extent applicable, with The Depository Trust Company (“DTC”) to allow for the book-entry movement of Convertible Notes tendered for exchange between depository participants and the Exchange Agent.
          6.   Conditions of Obligation
          Your obligation to act as Dealer Manager hereunder shall at all times be subject, in your discretion, to the conditions that:
(a)	All representations, warranties and other statements of the Company contained herein are now, and at all times during the Exchange Offer will continue to be, true and correct.

(b)	The Registration Statement shall have become effective on or prior to the Settlement Date.

(c)	The Company at all times during the Exchange Offer shall have performed all of its obligations hereunder theretofore required to have been performed.

(d)	On each of the Commencement Date and the Settlement Date, Covington & Burling LLP, counsel to the Company, shall have furnished to you, as Dealer Manager, their opinion, dated the Commencement Date or the Settlement Date, as the case may be, in form and substance satisfactory to you, substantially to the effect set forth in Exhibits A-1 and A-2 hereto, respectively.

(e)	On each of the Commencement Date and the Settlement Date, Bertram Bell, Esq., Associate General Counsel and Assistant Secretary of the Company, shall have furnished to you, as Dealer Manager, his opinion, dated the Commencement Date or the Settlement Date, as the case may be, in form and substance satisfactory to you, substantially to the effect set forth in Exhibits B-1 and B-2 hereto, respectively.

(f)	You shall have received, on each of the Commencement Date and the Settlement Date, a letter dated the Commencement Date or the Settlement Date, as the case may be, in form and substance satisfactory to you, of PricewaterhouseCoopers LLP confirming that they are an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Act and the rules and regulations promulgated thereunder and the PCAOB and stating that in their opinion the financial statements and schedules examined by them and included or incorporated by reference in the Registration Statement and the Prospectus comply in form in all material respects with the applicable accounting requirements of the Securities Act and the rules and regulations promulgated thereunder; and containing such other statements and information as is ordinarily included in accountants’ “comfort letters” with respect to the financial statements and certain financial and statistical information contained in the Registration Statement and the Prospectus.

(g)	You shall have received on the Settlement Date, a certificate or certificates of an executive officer of the Company with specific knowledge of the Company’s financial affairs to the effect that, as of the Settlement Date he represents as follows:
(i)	The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or no order preventing or suspending the use of the Prospectus has been issued, and no proceedings for such purpose or pursuant to Section 8A of the Securities Act have been taken or are, to his or her knowledge, contemplated or threatened by the Commission;

(ii)	The representations and warranties of the Company contained in Section 4 hereof are true and correct as of the Settlement Date;

(iii)	There has not been any downgrading in the rating accorded the Company’s debt securities by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”), and neither Moody’s nor S&P has publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities; and

(iv)	Since the date as of which information is given in the Registration Statement, there has not been any change in the capital stock (other than issuances pursuant to equity incentive plans) or increase in long-term debt of the Company or any of the subsidiaries that is material to the Company and its subsidiaries taken as a whole, or any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in or affecting the business, properties, financial position or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth or contemplated in the Registration Statement and the Prospectus.
(h)	On each of the Commencement Date and the Settlement Date, the Dealer Manager shall have received from Cravath, Swaine & Moore LLP, counsel for the Dealer Manager, an opinion or opinions dated the Commencement Date or the Settlement Date, as the case may be, with respect to such matters as the Dealer Manager may reasonably request.

(i)	The Company shall have furnished to you such further certificates and documents confirming the representations and warranties, covenants and conditions contained herein and related matters as you may reasonably have requested.

(j)	The Common Stock shall have been duly listed, subject to notice of issuance, on the New York Stock Exchange.
          7.   Indemnity and Survival of Certain Provisions
(a)	The Company agrees (i) to indemnify and hold harmless the Dealer Manager, the directors and officers of the Dealer Manager and each person, if any, who controls the Dealer Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the 1934 Act, against any losses, claims, damages or liabilities to which the Dealer Manager or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Exchange Offer Material or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) any breach by the Company of any representation or warranty or any of its obligations hereunder; or (C) a withdrawal, rescission, termination or modification of or a failure to make or consummate the Exchange Offer; and (ii) to indemnify and hold the Dealer Manager harmless against any and all other losses, damages, liabilities or claims (or actions in respect thereof) that otherwise arise out of or are based upon or asserted against the Dealer Manager by any person, including stockholders of the Company, in connection with or as a result of it acting as Dealer Manager or rendering financial advisory services in connection with the Exchange Offer or that arise in connection with any other matter referred to in this Agreement, except to the extent that any such losses, damages, liabilities or claims referred to in this clause (ii) result from the Dealer Manager’s gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement. The Company further agrees to reimburse the Dealer Manager, the

Dealer Manager’s directors and officers and each such controlling person upon demand for any legal or other out-of-pocket expenses reasonably incurred by the Dealer Manager or such controlling person in connection with investigating or defending any such loss, claim, damage or liability, action or proceeding or in responding to a subpoena or governmental inquiry related to the Exchange Offer, whether or not the Dealer Manager or controlling person is a party to any action or proceeding. In the event that it is finally judicially determined that the Dealer Manager was not entitled to receive payments for legal and other expenses pursuant to this subparagraph, the Dealer Manager will promptly return all sums that had been advanced pursuant hereto. The Company also agrees that neither the Dealer Manager nor any of its directors, officers or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any act or omission on the part of any broker or dealer in securities (other than the Dealer Manager) or any commercial bank, trust company or other nominee and neither the Dealer Manager nor any of its directors, officers or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any matter referred to in this Agreement except to the extent that any loss, damage, expense, liability or claim incurred by the Company results from the Dealer Manager’s gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement.

(b)	In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 7, such person (the “indemnified party”) shall promptly notify the Company in writing. No indemnification provided for in Section 7(a) hereto shall be available to any party who shall fail to give notice as provided in this Section 7(b) if the Company was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the Company from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of Section 7(a). In case any such proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Company shall pay as incurred (or within 30 days of presentation) the fees and expenses of the counsel retained by the indemnified party in the event (i) the Company and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the Company shall have failed to assume the defense and employ counsel acceptable to the indemnified party within a reasonable period of time after notice of commencement of the action. Such firm shall be designated in writing by the Dealer Manager. The Company shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. In addition, the Company will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action or proceeding.

(c)	To the extent the indemnification provided for in this Section 7 is unavailable to or insufficient to hold harmless an indemnified party under Section 7(a) hereto above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then the Company shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Dealer Manager on the other in the matters contemplated by this Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law then the Company shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Dealer Manager on the other with respect to such loss, damage, expense, liability or claim (or action in respect thereof) and any other relevant equitable considerations. The relative benefits of the Company on the one hand and the Dealer Manager on the other hand in the matters contemplated by this Agreement shall be deemed to be in the same proportion as the maximum aggregate value of the consideration proposed to be paid by the Company pursuant to the Exchange Offer bears to the maximum aggregate fee proposed to be paid to the Dealer Manager pursuant to Section 3(a) of this Agreement as a result of the exchange of the Convertible Notes. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Dealer Manager on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and you agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (c). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (c), (i) the Dealer Manager shall not be required to contribute any amount in excess of the maximum aggregate fee proposed to be paid to the Dealer Manager pursuant to Section 3(a) of this Agreement as a result of the exchange of the Convertible Notes and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(d)	In any proceeding relating to the Exchange Offer Material or any of the documents referred to therein or in any amendment or supplement to any of the foregoing, each party against whom contribution may be sought under this Section 7 hereby consents to the jurisdiction of any court having jurisdiction over any other contributing party, agrees that process issuing from such court may be served upon it by any other contributing party and consents to the service of such process and agrees that any other contributing party may join it as an additional defendant in any such proceeding in which such other contributing party is a party.

(e)	The agreements contained in Section 3 hereof and in this Section 7 and the representations and warranties of the Company set forth in Section 4 hereof shall survive any termination or cancellation of this Agreement, any completion of the engagement provided by this Agreement, any investigation made by or on behalf of the Dealer Manager, any of the Dealer Manager’s officers or partners or any person controlling the Dealer Manager, any termination or expiration of the Exchange Offer and any exchange of Convertible Notes, whether pursuant to the Exchange Offer or otherwise.

(f)	Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 7 shall be paid by the Company to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. A successor to the Dealer Manager, its directors, employees, partners or officers or any person controlling the Dealer Manager shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 7 upon the same terms and conditions.
          8.   Miscellaneous
(a)	This agreement is made solely for the benefit of you, the Company and any partner, director, officer, agent, employee, controlling person or affiliate referred to in Section 7 hereof, and their respective successors, assigns, and legal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

(b)	In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

(c)	Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given to (i) the Company, such notice shall be in writing addressed to the Company at the address of the Company set forth in the Prospectus, Attention: Secretary; and (ii) you, such notice shall be in writing addressed to you, at 85 Broad Street, New York, New York 10004, facsimile number (212) 902-4103, Attention: Registration Department.

(d)	This agreement contains the entire understanding of the parties with respect to your acting as Dealer Manager for the Exchange Offer, superseding any prior agreements with respect thereto and may not be modified or amended except in writing executed by the parties hereto. This agreement may be executed in any number of separate counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

(e)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either your engagement or any matter referred to in this Agreement is hereby waived by the parties hereto. The Company agrees that any suit or proceeding arising in respect of this Agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in

The City of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

(f)	The Dealer Manager does not provide accounting, tax or legal advice. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, without the Dealer Manager imposing any limitation of any kind. The Company acknowledges and agrees that the Dealer Manager, in providing services to the Company in connection with the Exchange Offer, including in acting pursuant to the terms of this Agreement, has acted and is acting as an independent contractor and not as a fiduciary and the Company does not intend the Dealer Manager to act in any capacity other than as an independent contractor, including as a fiduciary or in any other position of higher trust.

     Please sign and return to us a duplicate of this letter, whereupon it will become a binding agreement.

Very truly yours, THE GOODYEAR TIRE & RUBBER COMPANY
By:
	Name:	Damon J. Audia
	Title:	Vice President and Treasurer

The undersigned hereby confirms that the
foregoing letter, as of the date thereof,
correctly sets forth the agreement between
the Company and the undersigned.

(Goldman, Sachs & Co.)

Exhibit A-1
[Form of Opinion of Covington & Burling LLP to be Provided on the
Commencement Date]

Exhibit A-2
[Form of Opinion of Covington & Burling LLP to be Provided on the
Settlement Date]

Exhibit A-3
[Form of Opinion of Bertram Bell, Esq. to be Provided on the Commencement Date]

Exhibit A-4
[Form of Opinion of Bertram Bell, Esq. to be Provided on the Settlement Date]